                                      AGREEMENT


     This AGREEMENT is entered into this 24th day of March, 1999, by and between THE BANK OF HEMET, a California corporation (hereinafter referred to as the "Bank"), PACIFIC COMMUNITY BANKING GROUP, a California corporation (hereinafter referred to as the "Company"), and HAROLD R. WILLIAMS, JR. (hereinafter referred to as the "Executive"). This Agreement will become effective upon the completion of the acquisition of the Bank by the Company pursuant to the First Restatement of Agreement and Plan of Reorganization dated January 5, 1999, as amended.

                                       RECITALS

     WHEREAS, Executive has been an Executive Officer of the Bank since 1994 and will become Executive Vice President and Chief Financial Officer of the Company upon the completion of the acquisition of the Bank by the Company;

     WHEREAS, the Bank and the Company desire to continue to avail itself of the skill, knowledge and experience of Executive in order to ensure the successful operation of the Bank and the Company without distraction; and

     WHEREAS, to induce Executive to remain in the employ of the Bank and the Company, and to continue as an Executive Officer of the Bank and to become Executive Vice President and Chief Financial Officer of the Company, the Bank and the Company are willing to provide benefits to Executive in the event his employment is terminated or adversely affected as provided herein.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the parties hereto covenant and agree as follows:

     A.   TERM OF AGREEMENT

     This Agreement shall terminate upon the first to occur of (i) the termination of Executive's employment with Bank and/or the Company for Cause, Disability (both as defined below), death of Executive, or voluntarily by Executive other than for Good Reason, and shall have occurred between the effective date of this Agreement and December 31, 2002 (the "Term of this Agreement"), or (ii) December 31, 2002.

     B.   EFFECT ON EMPLOYMENT

     This Agreement is not intended to alter or otherwise change the current employment relationship between Executive and the Bank and/or the Company


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except as described in the following Paragraphs, and Executive further acknowledges his employment at-will status with the Bank and the Company as described under the Bank's Personnel Policy.

     C.   TERMINATION OF EMPLOYMENT

     If Executive's employment is terminated by the Bank and the Company, or Executive terminates employment with the Bank and/or the Company pursuant to Paragraph C.3. below, and unless such termination is (a) because of his death,
(b) for Cause or Disability (both as defined below) or (c) by Executive other than for Good Reason (as defined below), he shall be entitled to the benefits provided in Paragraph D.2(a). or D.2(b). below.

          1. DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness, he shall have been absent from or unable to perform his duties with the Bank and/or the Company for a period of three consecutive months, and if within 30 days after written notice of termination is given (which notice may not be given prior to the expiration of the three-month period) he shall not have recommenced the full-time performance of his duties, the Bank and/or the Company may terminate his employment for "Disability."

          2. CAUSE. Termination of Executive's employment for "Cause" shall mean the determination by the Bank and/or the Company that the Executive has (i) willfully failed to perform or habitually neglected the appropriate duties which he is required to perform hereunder; or (ii) willfully failed to follow any significant policy of the Company which materially or adversely affects the condition of the Company; or (iii) engaged in any activity in contravention of any significant company policy, statute, regulation or governmental policy which materially or adversely affects the Company's condition; or (iv) willfully refused to follow any lawful and appropriate instruction from the Board of Directors unless Executive asserts that compliance with such instruction would cause the Company or Executive to violate any statute, regulation, governmental or Company policy; or (v) subject to Section C.1 above, become physically or mentally disabled and evidences his inability to discharge his duties as Chief Financial Officer of the Company; or (vi) been convicted of or pleaded guilty or nolo contendere to any felony; or (vii) committed any act which would cause termination of coverage under the Company's Bond as to Executive, as distinguished from termination of coverage as to the Company as a whole. For purposes of this Agreement, "Cause" shall also mean the Company is required to remove or replace Executive by formal order or instruction, including a consent order or agreement, from the California Department of Financial Institutions, the Federal Reserve Bank, or any other supervisory authority having jurisdiction.


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          3.   GOOD REASON.  Termination by Executive of his employment for
"Good Reason" shall mean termination by him after any of the following events occur without his express written consent:

               (i) A reduction in Executive's then current annual salary or benefits;

               (ii) A material diminution in Executive's title, authority or responsibilities;

          4. NOTICE OF TERMINATION. Any purported termination by the Bank and/or the Company, or by Executive for Good Reason, shall be communicated by written "Notice of Termination" to the other party hereto. A Notice of Termination shall mean a notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

          5. DATE OF TERMINATION. The "Date of Termination" shall mean (i) if Executive's employment is terminated by death, the date of death, (ii) if Executive's employment is terminated for Disability, 30 days after Notice of Termination is given (provided that Executive shall not have recommenced the full-time performance of his duties during such 30-day period), (iii) if Executive's employment is terminated pursuant to subparagraph 2 or 3 above, the date specified in the Notice of Termination, which shall be not less than 30 days after the date such Notice of Termination is given, and (iv) if Executive voluntarily terminates employment for other than for Good Reason, the date specified in the Notice of Termination, which shall be not less than 30 days after the Notice of Termination is given.

     D.   BENEFITS

          1. REGULAR COMPENSATION. If Executive's employment shall be terminated by the Bank and/or the Company for Disability, Cause, or his death, or by Executive other than for Good Reason, the Bank and/or the Company shall pay Executive the full accrued base salary and accrued incentive bonus through the Date of Termination, less withholding required by law, at the rate in effect at the time Notice of Termination is given or death occurs, and the Bank and the Company shall have no further obligation to him under this Agreement.

          2. SEVERANCE BENEFITS. (a) If Executive's employment shall be terminated by the Bank and/or the Company other than for Disability, Cause or his death, or by Executive for Good Reason, within twelve (12) months of the effective date of this Agreement, Executive shall be entitled to receive an amount equal to


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Executive's base salary paid by the Bank and/or the Company to Executive for the previous eighteen (18) months. Such amount shall be payable to Executive in a lump sum payment within three (3) business days following the Date of
Termination, less withholding as required by law.   In addition, the Bank and/or
the Company shall continue payment of all of Executive's benefits in effect on the date of Executive's termination including health and other medical benefits for a period of eighteen (18) months from the Date of Termination. Payment of the foregoing amounts shall discharge the Bank and the Company from any further obligation and liability to Executive under this Agreement.

          (b) If Executive's employment shall be terminated by the Bank and/or the Company other than for Disability, Cause or his death, or by Executive for Good Reason, after twelve (12) months from the effective date of this Agreement until December 31, 2002, Executive shall be entitled to receive an amount equal to Executive's base salary paid by the Bank and/or the Company to Executive for the previous twelve (12) months. Such amount shall be payable to Executive in a lump sum payment within three (3) business days following the Date of Termination, less withholding as required by law. In addition, the Bank and/or the Company shall continue payment of all of Executive's benefits in effect on the date of Executive's termination including health and other medical benefits for a period of twelve (12) months from the Date of Termination. Payment of the foregoing amounts shall discharge the Bank and the Company from any further obligation and liability to Executive under this Agreement.

          Notwithstanding the foregoing, in the event that any payment or benefit received or to be received by Executive in connection with the termination of employment pursuant to the terms of this Agreement would not be deductible (in whole or in part) by the Bank and/or the Company as a result of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the amount of the payment shall be reduced until no portion is not deductible as a result of Section 280G of the Code.

          3. BONUS. Executive shall be entitled to a bonus in the minimum amount of $60,000 which shall be payable no later than February 29, 2000. In addition, during the term of this Agreement, Executive may receive such bonuses, if any, as the Board of Directors in its sole discretion shall determine.

          4. STOCK OPTIONS. Upon the completion of the acquisition of the Bank by the Company, Executive shall be granted a ten-year incentive stock option of 50,000 option shares under the Company's 1999 Stock Option Plan at an exercise price equal to the Company's initial public offering price. Such stock options shall be vested at 33 1/3 percent each year starting December 31, 1999.


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     E.   GENERAL PROVISIONS

          1. RETURN OF DOCUMENTS. Executive expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Executive related to banking or of a banking nature during the term of his employment are solely the property of the Bank and/or the Company, and that Executive has no right, title or interest therein. Upon termination of Executive's employment, Executive shall promptly deliver possession of all of said property to the Bank and/or the Company in good condition.

          2. NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally served or forty-eight hours after deposit in the United States mail, postage prepaid, in each case addressed to the Bank and/or the Company as its head office location or to Executive at his last residence address on the Bank or the Company's records. Either party may change its address by written notice in accordance with this subparagraph.

          3. BINDING EFFECT; SUCCESSORS. Except to the extent otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns. The Bank and/or the Company will require any successor to all or substantially all of its assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank and/or the Company would be required to perform it if no such succession had taken place. Failure of the Bank and/or the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall entitle Executive to the benefits from the Bank and/or the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

          4. APPLICABLE LAW. Except to the extent governed by the laws of the United States, this Agreement is to be governed by and construed under the laws of the State of California.

          5. CAPTIONS AND PARAGRAPH HEADINGS. Captions and paragraph headings used herein are for convenience only and are not part of this Agreement and shall not be used in construing it.

          6. SEVERABILITY. Should any provision of this Agreement for any reason be declared invalid, void or unenforceable by a court of competent jurisdiction, the validly and binding effect of any remaining portion shall not be


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affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

          7. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties relating to termination of employment as provided herein. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to such subject matter, and does not otherwise modify, alter or change the employment relationship of Executive with the Bank and/or the Company. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement concerning its subject matter shall be valid or binding.

          8. MODIFICATION; WAIVER. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by Executive and such officer of the Bank and/or the Company as may be specifically designated or authorized by the Board of Directors or by the Chief Executive Officer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          9. ARBITRATION. In the event that any dispute shall arise between the parties concerning the provisions of this Agreement or the performance of any part of their obligations hereunder, or in the event of an alleged breach of this Agreement by either of the parties hereto, and the parties are unable to mutually adjust and settle same, such dispute or disputes shall be submitted to binding arbitration pursuant to the applicable rules of the American Arbitration Association, and the decision and determination of the arbitrators shall be final and conclusive.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              THE BANK OF HEMET


                              By:  /s/ James B. Jaqua
                                   ---------------------------------------------
                                   James B. Jaqua, President and
                                   Chief Executive Officer


                              By:  /s/ Leslie Besic
                                   ---------------------------------------------
                                   Leslie Besic, Assistant Secretary


                              PACIFIC COMMUNITY BANKING GROUP


                              By:  /s/ E. Lynn Caswell
                                   ---------------------------------------------
                                   E. Lynn Caswell, Chairman of the Board


                              By:  /s/ Alfred Jannard
                                   ---------------------------------------------
                                   Alfred Jannard, Secretary


                              EXECUTIVE


                              /s/ Harold R. Williams, Jr.
                              ---------------------------------------------
                              Harold R. Williams, Jr.




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